LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of May 20, 2011 (the “Effective Date”), is entered into by and between Beamz Cypher Partnership, LLC, a Delaware limited liability company (“Licensee”), and Beamz Interactive, Inc., a Delaware corporation (“Beamz”). Licensee and Beamz are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

I. BACKGROUND AND RECITALS

1.1           Beamz owns and has the right to grant licenses with respect to the Licensed IP (as hereinafter defined).

1.2            Licensee desires to obtain from Beamz, and Beamz hereby desires to grant to Licensee, a license to use the Licensed IP as further provided in this Agreement.

II. DEFINITIONS

The following terms shall have meanings ascribed to them below:

2.1           “Affiliate” means, with respect to either Party, any Person that (directly or indirectly) controls, is controlled by or is under common control with that party. “Control” of a Person means the power (directly or indirectly) to direct the management or policies of that Person, whether through ownership of voting securities, by contract, by agency or otherwise. For purposes of this Section, “Person” means a corporation, partnership, joint venture, association, individual or other entity.

2.2           “Beamz Content” means the musical song content, video content and other content developed for the Beamz Products by Beamz or its partners, subcontractors or affiliates, including the musical content developed to allow each laser on a Beamz Product to play musical instruments or sound effects along with a background song, video song, or soundstage, all as may be supplemented from time to time by Beamz or its partners, subcontractors or affiliates.

2.3           “Beamz Cypher LLC Agreement” means the Limited Liability Company Agreement, of even date herewith, by and between Cypher and Beamz.

2.4           “Beamz DJ Software” means the Beamz DJ software as currently marketed by Beamz, together with any future versions or derivative works thereof, or modifications or enhancement thereto

2.5           “Beamz Player” means the Beamz Player interactive music system, as currently marketed by Beamz, together with any future versions or derivative works thereof, or modifications or enhancement thereto.

2.6           “Beamz Player Software” means the Beamz Player software as currently marketed by Beamz with the Beamz Player, together with any future versions or derivative works thereof, or modifications or enhancement thereto.

2.7           “Beamz Products” means the Beamz Player, the Stand-Alone Beamz Player and the Licensee Gaming Platform.

2.8           “Beamz Software” means the Beamz Player Software, Beamz Studio Software, and Beamz DJ Software (including any new software developed for the Stand-Alone Beamz Player), together with any future versions or derivative works thereof, or modifications or enhancement thereto.

2.9           “Beamz Software Engine” means the software (including all source code, technology, documentation, architecture, intellectual property, and related materials) used to create interactive music, including but not limited to (a) the Beamz Software; (b) any software which is similar to Beamz Software or provides features and/or functionalities similar or comparable to the Beamz Software; and (c) all of the features and functionality and other items and descriptions which are the subject of Beamz's patent application No. 12/586,885, CIP of 1005 (System and Methods for the Creation and Performance of Enriched Musical Composition), and patent application no. PCT!US2010/000644, PCT of 1013 (System and Methods for the Creation and Performance of Enriched Musical Composition).

2.10         “Beamz Studio Software” means the Beamz studio software as currently marketed by Beamz, together with any future versions or derivative works thereof, or modifications or enhancement thereto

2.11         “Cypher” means Cypher Entertainment Company, Inc.

2.12         “Cypher Content” means Gaming Products developed by Cypher for use on a Beamz Product or on any New Laser Controller Hardware.

2.13         “Cypher Customer” means any customer that (a) is verifiably directed to the Beamz website by Cypher or a Cypher customer and (b) was a paying customer of Cypher prior to being directed to the Beamz website.

2.14         “Field of Use” means the use of the Licensed IP in conjunction with the Beamz

Products.

2.15         “Gaming Products” means video games that are designed and developed to be played on the Beamz Products or any New Laser Controller Hardware.

2.16         “Intellectual Property” means any and all current and future patents and patentable rights, patents pending, continuations, enhancements, know how, rights in mask works, copyrights, trademarks (including service marks), technology, trade secrets, specifications, software, drawings and design rights whether registered or unregistered, and including any application for registration and any registration of any of the foregoing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world.

2.17         “Licensed IP” means the Intellectual Property pertaining or relating to (a) the Beamz Content; (b) the Beamz Products; (c) the Beamz Software; and (d) the patents, patents pending, and trademarks listed on Schedule A hereto; (d) the Beamz brand; and (e) any derivative works, modifications, future patents, patents pending, enhancements, or future versions or generations of the above.

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2.18         “Licensee Gaming Platform” means a New Laser Controller Hardware platform that will be developed and designed by Licensee pursuant to the Beamz Cypher LLC Agreement for use with the Beamz Content, Beamz Software, or Cypher Content.

2.19         “Manufacturing License” means the right to manufacture the Beamz Products.

2.20         “New Laser Controller Hardware” means a new hardware design which utilizes the Beamz Licensed IP and is an alternative variation of the Beamz Products.

2.21         “Stand-Alone Beamz Player” means the Beamz Player modified to operate with a handheld device pursuant to the development program defined in the Beamz Cypher LLC Agreement.

2.22         “Subject Content” means the Licensed IP, the Cypher Content, or the Beamz Content.

2.23         “Term” has the meaning set forth under Section 7.1 below.

2.24         “Unit” means one unit of any Beamz Product.

III. GRANT OF LICENSE

3.1           During the Term, and subject to the terms and conditions of this Agreement and the Beamz Cypher LLC Agreement, Beamz hereby grants to Licensee the following:

(a)          A worldwide, non-exclusive, non-transferable, non-sublicensable right and license to use, sell, market, and distribute up to 50 songs of the Beamz Content in conjunction with the sale of Beamz Products in the Field of Use. Cypher and Licensee will be required to include the Beamz Player Software or the new software to be developed in conjunction with the Stand-Alone Beamz Player (or future generations of such software) and a mutually agreeable range of Beamz Content with each Beamz Product, and will be responsible for any production and media cost associated with including such software and content with the Beamz Products.

(b)          A worldwide, non-exclusive, non-transferable, non-sublicensable right and license (the “Manufacturing License”) to develop, modify and/or manufacture the Beamz Products and any additional products unanimously approved by the Board of Managers of Licensee (the “Licensee Board”).

(c)          A worldwide, exclusive, non-transferable, non-sublicensable right and license to make (for itself) Cypher Content and other software for the Licensee Gaming Platform, the Beamz Products, and any New Laser Controller Hardware, except as otherwise unanimously approved by the Licensee Board.

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(d)          Licensee desires to develop software in order to allow the Beamz Player Software to work on the Stand-Alone Beamz Player and the Licensee Gaming Software. Such software will be of two-types: (i) software which modifies, enhances, improves, or is a derivative of, the Beamz Software and/or the Beamz Software Engine but that is included in the Beams Software and/or the Beamz Software Engine (the “Modified Beamz Core Software”); and (ii) software which is outside of the Modified Beamz Core software, but that can be used in conjunction with the Beamz Core Software (the “Non-Beamz Core Software”). Licensee is hereby granted a worldwide, exclusive, non-transferable, non-sublicensable right and license to add to, enhance, and modify the Beamz Player Software in order to allow the Beamz Player Software to work on the Stand-Alone Beamz Player and the Licensee Gaming Platform; it being agreed and understood that: (i) Licensee's shall exclusively own all right, title and interest in, to and under the Non-Beamz Core Software; and (ii) Beamz shall exclusively own all right, title and interest in, to and under the Modified Beamz Core Software. It is further agreed that Beamz will be provided with a copy of all source code and documentation for the Modified Beamz Core Software developed by Licensee, and Beamz will have the non-exclusive right to use such software without remuneration to Licensee.

3.2           For so long as Licensee delivers to Beamz the Minimum Royalty Payments (as defined below) within the period of time specified in Section 4.5 below, Beamz agrees that Beamz shall not: (i) manufacture, or have manufactured, any New Laser Controller Hardware except in conjunction with Licensee; and (b) license the Licensed IP for use by any other person or entity to make Gaming Products; it being agreed and understood that, notwithstanding the above, Beamz will have the right to license the Licensed IP to any other person or entity for any other purposes, provided, however, that should a licensee desire to make a hardware product that utilizes the Licensed IP and that is competitive with the Beamz Products in the consumer market, such license must be approved by seventy five percent (75%) of the Managers of Licensee then in office, which approval will not be unreasonably withheld or delayed. For the purposes of this Agreement, the “Minimum Royalty Payments” means royalties paid pursuant to Article IV hereof in accordance with the following annual minimum sales requirements (each, an “Annual Minimum Sales Requirement”):

Minimum No. of Units to Be Sold by
Calendar Year	Cypher (1)(2)
2011	0
2012	0
2013	30,000
2014	50,000
2015 & Thereafter	75,000

(1)         To the extent Cypher exceeds the minimum in any calendar year, such excess will apply toward future minimum requirements in the next calendar years.

(2) For the sake of clarity, the Minimum Royalty Payment is only for the purpose of retaining rights to renew and for exclusivity and is not recoverable in the event of a shortfall.

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IV. ROYALTY & OTHER PAYMENT OBLIGATIONS

4.1           For each Beamz Product sold by Licensee, Licensee will pay Beamz a royalty for the use of the Beamz Content included on such Beamz Products (if any) equal to $1.50/Unit plus 100% of the out-of-pocket third-party royalties associated with such Beamz Content. Cypher will have the right to choose the required Beamz Content to be included with any Beamz Product so as to minimize third party out-of-pocket royalties; it being agreed and understood that no out of-pocket third party royalties will be charged on any Beamz original content or any Beamz free style “drop and jam” songs that are included as part of the songs to be included with the Beamz Products.

4.2           For each Unit sold by Licensee, Licensee will pay Beamz a royalty equal to eight percent (8%) of the price paid to Licensee's contract manufacturer (i.e. initially Luster) or supplier for such Beamz Product.

4.3           For all Beamz Content sold by Beamz, Beamz will pay Licensee an amount equal to eight percent (8%) of the net revenue received by Beamz from such Beamz Content sales.

4.4           For all Cypher Content sold by Cypher, Cypher will pay Licensee an amount equal to eight percent (8%) of the net revenue received by Cypher from such Cypher Content sales.

4.5           All payments owed under this Article IV shall be made on a quarterly basis within thirty (30) days after the end of each month. In the event that Licensee has not purchased the Annual Minimum Sales Requirement for any calendar year, then Licensee shall be deemed to have fulfilled its minimum by paying to Licensor, within thirty (30) days after the end of such calendar year, an amount equal to such shortfall (in units) multiplied by 8% of the manufacturing cost of Licensee's contract manufacturer (the “Deficit Amount”). If Licensee fails to make such payment as provided in the preceding sentence, then Beamz shall have the right to manufacture, or have manufactured, any New Laser Controller Hardware without restriction whatsoever (including, without limitation, the restrictions set forth in Section 3.2 above).

4.6           Beamz will issue to Cypher 25,000 shares of its new Series D Convertible Preferred Stock ( which is initially convertible into 250,000 share of Beamz common stock) once Cypher sells a total of 250,000 units of Beamz Products provided, however, that such sales threshold must be achieved on or prior to June 1, 2021.

V. BRANDING AND TRADEMARK USAGE

5.1           During the Term, and subject to the terms and conditions of this Agreement, Beamz hereby grants to Licensee the worldwide, non-exclusive, non-transferable, nonsublicensable right and license to use the name and trademark “Beamz” in conjunction with the distribution, marketing and sale of the Beamz Content, the Beamz Software, and the Beamz Products hereunder. Such Beamz branding, packaging, and all related product and marketing materials, TV advertisements, and other related promotional material will prominently feature the Beamz brand and logo in a manner approved in writing by Beamz. All such items will also include compliance with any branding guidelines established by Beamz from time to time as well as any appropriate legal notices specified by Beamz from time to time.

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VI. TITLE AND OWNERSHIP

6.1           Licensee hereby expressly acknowledges and agrees that, as between Licensee and Beamz, and except as otherwise provided herein, the ownership of, and all right, title and interest in, to and under, the Licensed IP, is and will remain vested solely in Beamz. Except as otherwise provided herein, Licensee will not have access to or permission to use in any manner the Beamz Products, the Beamz Content, the Beamz Software, the Beamz name or trademark, or any other Licensed IP without the express written consent of Beamz. All rights not expressly granted herein are reserved by Beamz.

VII. TERM

7.1           The term of this Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years thereafter (the “Initial Term”); provided, however, that (a) the Agreement will automatically extend for an additional one (1) year periods (an “Extension Term”) unless Cypher has not sold at least 20% of the minimum sales specified in paragraph 3.2 during the prior calendar year and either Party provides written notice of cancellation at least 90 days prior to the expiration of the Initial Term, and (b) if Licensee fails to make payment of any Royalties hereunder (including the payment of any payment of any Deficit Amount) within the time period set forth herein, and such failure continues for a period of five (5) days after delivery of written notice by Beamz to Licensee, then either Party may terminate this Agreement upon written notice to the other Party, which written notice may only be given five (5) years from the Effective Date. The Initial Term, together with any Extension Terms (if applicable), are referred to together in this Agreement as the “Term.” Notwithstanding anything in this Agreement to the contrary, all amounts due under this Agreement at the time of the termination or expiration of this Agreement shall be due and payable in full at the time of such termination, and such obligation, as well as the rights and obligations of the Parties set forth in Articles VIII and X below, shall survive such termination or expiration.

VIII. CONFIDENTIALITY

8.1           The Parties each recognize that they may exchange “Confidential Information” (as defined below) during the Term. For purposes of this Article VIII, the Party disclosing such Confidential Information shall be referred to as the “Discloser,” and the Party receiving such Confidential Information shall be referred to as the “Recipient.”

8.2           Recipient has no rights or interest in any Confidential Information of Discloser, and during the Term and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or affiliates that are given access to Discloser's Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

8.3           For purposes of this Agreement, “Confidential Information” shall mean any confidential information relating to either Party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such Party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter developed. “Confidential Information” shall not include information which is (i) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (ii) properly known to Recipient at the time of receipt of the same from Discloser; (iii) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (iv) independently developed by Recipient, provided that the person or persons developing the same have not used the Confidential Information of Discloser.

8.4           Upon the expiration, termination or cancellation of this Agreement for any reason, Recipient shall, upon request by Discloser, return all physical embodiments of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information, along with all other remedies available at law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

8.5           The provisions of this Article VIII shall survive for a period of five (5) years following the termination or expiration of this Agreement.

IX. INFRINGEMENT BY OTHERS

9.1           In the event during the Term there is any apparent infringement, by third parties of the Licensed IP, the Parties agree that Beamz shall have the sole right to proceed against such infringers at Beamz's sole discretion. All recoveries had or obtained in such suit shall belong to Beamz. Each Party shall promptly provide the other Party notice of any potential infringement. The rights granted herein in no way imply or grant a license or other rights to any of the Beamz patents, patentable inventions, software or technology or intellectual property. Licensee and its Affiliates acknowledge and agree not to bring any action seeking to invalidate or render unenforceable any of Beamz's patents.

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X. INDEMNIFICATION

10.1         Each Party (the “Indemnifying Party”) agrees at its expense to defend and indemnify the other Party (the “Indemnified Party”) for damages and reasonable costs incurred in any suit, claim or proceeding brought by a third party against the Indemnified Party alleging that the Subject Content furnished by the Indemnifying Party and used within the scope of this Agreement infringes any third party's intellectual property rights (including, without limitation, any copyright, trademark or trade secret right); provided that each Indemnifying Party is promptly notified of any claim or suit brought against such Indemnified Party in respect of which such Indemnified Party intends to invoke the provisions of this Section 10.1, although the failure to so notify the Indemnifying Party shall not release the Indemnifying Party from its obligations under this Section 10.1 so long as the Indemnifying Party has not been materially prejudiced by such failure. The Indemnifying Party shall be responsible for the defense of any such action, and shall provide and keep the Indemnified Party fully informed on a current basis of the defense and/or settlement of such claim or suit. The Indemnified Party shall reasonably cooperate in the defense of such claim or suit and shall have the right, but no obligation, to participate in the defense thereof at the Indemnified Party's sole cost and expense.

10.2         Each Party agrees at its expense to defend and indemnify the other Party for damages and reasonable cost incurred in any claim, suit or proceeding brought by any third party against the Party that owns the rights to the Subject Content alleging that any improvements made by such indemnifying Party to the Subject Content infringes any third party's copyright, trademark or trade secret right.

10.3         EXCEPT FOR CLAIMS MADE BY THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOSS OF INCOME, PROFITS OR GOODWILL) ARISING UNDER OR IN RELATION TO THIS AGREEMENT WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, INTENDED CONDUCT, TORT OR OTHERWISE AND EACH PARTY HEREBY WAIVES ANY CLAIMS WITH RESPECT THERETO. IN CONNECTION WITH THE CONDUCT OF ANY LITIGATION WITH THIRD PARTIES RELATING TO ANY LIABILITY OF ONE PARTY TO THE OTHER OR TO SUCH THIRD PARTIES, THE ONE PARTY SHALL HAVE ALL RIGHTS (INCLUDING THE RIGHT TO ACCEPT OR REJECT SETTLEMENT OFFERS AND TO PARTICIPATE IN SUCH LITIGATION) WHICH ARE APPROPRIATE TO ITS POTENTIAL RESPONSIBILITIES OR LIABILITIES.

XI. DISCLAIMER OF WARRANTIES

11.1         NEITHER BEAMZ NOR LICENSEE MAKE ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN AS EXPRESSLY SET FORTH HEREIN, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

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XII. GENERAL PROVISIONS

12.1         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.         Neither Party may assign this Agreement or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent may not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any purchaser of all or substantially all of the assets of such Party or to any entity which acquires such Party in a merger or consolidation whereby such Party is not the surviving entity, without the consent of the other Party. Any permitted assignment of this Agreement by either Party shall not relieve or release such Party from any of its duties or obligations under this Agreement. Each and every permitted successor and permitted assign to the interests of either Party to this Agreement shall hold such interests subject to the terms, conditions and provisions of this Agreement.

12.2         Except as otherwise provided for in this Agreement, all disputes, claims and controversies between the Parties concerning this Agreement shall be submitted to arbitration before a panel of three arbitrators who. shall apply applicable state and U.S. federal law. The arbitration shall be conducted according to the commercial arbitration rules of the American Arbitration Association. A Party shall commence arbitration under this Section by submitting a concise statement of its claim and a demand for arbitration to the other Party and to the American Arbitration Association. The decision and award of the arbitrators shall be final and binding, and the award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in Dallas, Texas or New York, New York, United States of America, or such other location as mutually agreed to by the Parties.         Nothing in this Agreement shall preclude a Party from seeking equitable or injunctive relief from a court on an emergency, temporary or expedited basis prior to the pendency of an arbitration proceeding; provided that the arbitration panel, once appointed, shall have the power and authority to modify or rescind such relief.

12.3         This Agreement, and the rights and obligations of the Parties hereunder, shall be construed and enforced in accordance with the laws of the State of Texas, United States of America, without regard to its choice of law principles.

12.4         All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, recognized overnight delivery service, recognized courier service or facsimile as follows:

To Licensee:	Beamz Cypher Partnership, LLC
10 W. 33r , Suite 220
New York, New York, 10001
Attention: David Braha

Copy To:	16039 North 82nd Street
Scottsdale, Arizona 85260
Attn: Charles R. Mollo, CEO

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To Beamz:	Beamz Interactive, Inc.
16039 North 82nd Street
Scottsdale, Arizona 85260
Attn: Charles R. Mollo, CEO

Either Party may change its address or facsimile number by giving the other party notice of such change in accordance with this Section. A notice shall be deemed given (a) if by personal delivery, on the date of such delivery, (b) if by certified mail, on the date shown on the applicable return receipt, (c) if by courier service or overnight delivery service, on the day delivered, or (d) if by facsimile, on the date of transmission.

12.5         This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions and all other communications between the Parties relating to such subject matter. Any other terms or conditions shall not be incorporated herein or be binding upon either Party unless expressly agreed to in writing by both Parties. This Agreement may not be amended without the prior written agreement of both Parties.

12.6         If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both Parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void. Further, this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same intended objective. If the remainder of this Agreement shall not be affected by such illegal, unenforceable or void provision and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

12.7         No delay or omission by either Party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other Party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

12.8         Each Party is an independent contractor. No employment relationship is created by this Agreement. Each Party's employees and sub-contractors will be under the sole and exclusive direction and control of that Party, will not be considered employees of the other Party for any purpose, and are ineligible for any employee benefits from the other Party. Each Party shall comply with all relevant and applicable U.S. and international local, state, and federal requirements, ordinances, regulations, and laws pertaining to the performance of this agreement.

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12.9         Captions, headings and titles in this Agreement are for reference purposes only and are neither part of this Agreement nor to be used for purposes of interpreting the Parties' intent.

12.10 This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

Beamz Interactive, Inc.

By:	/s/ Charles R. Mollo
Charles R. Mollo, Chief Executive Officer

Beamz Cypher Partnership, LLC

By:	/s/ David Elmekies
David Elmekies
Co-CEO

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